EXHIBIT 99.2
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COPY FOR WEB SITE - MERIDIAN

Meridian Holdings, Inc.. (PINKSHEET:MRDH) has filed a Form 15 with the Securities and Exchange Commission (SEC), to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. Meridian Holdings, Inc.. expects that the deregistration will become effective 90 days after the filing with the SEC.

To address shareholders' concerns, additional details concerning this corporate action are provided below and are also contained in an 8-K filed on October 29, 2008 with the Securities and Exchange Commission.

Meridian Holdings, Inc.. meets the requirements for deregistration having fewer than 500 registered shareholders of record and total assets under $10 million in each of the prior three fiscal years.

As a result of the filing of the Form 15, Meridian Holdings, Inc..'s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease. In addition, the common stock of Meridian Holdings, Inc.. will no longer be listed on the OTC Bulletin Board, but similar market information will be reported on the Pink Sheets LLC at www.pinksheets.com.

According to Anthony C. Dike, M.D, Meridian Holdings Chairman and Chief Executive Officer, "The board of directors, after careful consideration, and in-depth analysis, has decided that the advantages of this course of action outweigh any of the disadvantages."

Among the factors considered by the board of directors in reaching its decision were the substantial increase in costs and expenses that Meridian Holdings, Inc. would incur in order to remain in compliance with the Sarbanes-Oxley Act of 2002, particularly complying with Section 404 of the Act; the ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of Meridian Holdings periodic reports with the SEC; and the additional need to use available resources in its business rather than to comply with regulatory requirements associated with being a fully reporting public company.

In addition to the significant time and cost savings resulting from deregistration, this action is intended to allow Meridian Holdings management to focus its attention and resources on the core business and the further development of Meridian Holdings, Inc.. as a technology-driven service company.

In order to explain the deregistration process to the shareholders, Meridian Holdings has tried to anticipate some questions that shareholders may have once this deregistration has taken place, addressing these questions as follows:

1. Does "deregistration" mean that Meridian Holdings, Inc.. will no longer have public shareholders?

No. In Meridian Holdings case, deregistering will have no effect upon your status as a shareholder.
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2. How will the "deregistration" affect me as a public shareholder?

Meridian Holdings, Inc. will not be required to file documents with the SEC. While Meridian Holdings. will continue to provide shareholders with certain information as discussed in item 4 below, you will likely not have the same amount of information regarding Meridian Holdings that you now have access to through SEC filings in the public record.

There is a possibility that deregistration may adversely affect the market for your Meridian Holdings, stock. Meridian Holdings stock may still be traded, if these brokers who now make a market in Meridian Holdings stock continue to do so.

3. Why has Meridian Holdings, Inc.. elected to "deregister"?

Meridian Holdings board of directors considered carefully this important corporate action. It believes that the savings to be achieved from deregistration will be material. These savings arise from several sources, including not being required to file periodic reports with the SEC, decreased director and officer liability insurance costs, and, particularly, the savings related to no longer being required to comply with regulations adopted under the Sarbanes-Oxley Act passed in 2002.

Like many small public companies, the trading volume of Meridian Holdings stock has been very low.

4. What information can I expect to receive about Meridian Holdings, Inc.. in the future?

Meridian Holdings expects to provide its shareholders with periodic financial and operational information. The financial statements contained in these updates may be unaudited (this is another substantial savings the company can achieve by deregistering) and may not have the detail required of an SEC registered corporation. Meridian Holdings expects to continue to issue news releases concerning material developments. though some events which were the subject of press releases in the past may not be included in future press releases. Where lawful, Meridian Holdings may elect to provide shareholders with certain information solely through its website, www.Meho.com. The Meridian Holdings website will continue to be a reliable source for information about the company.

5. How will I be able to trade in Meridian Holdings, Inc. stock?

We  expect  and hope  that  brokers  who  currently  make a market  in  Meridian
Holdings,   Inc.   stock   will   continue   to  do  so  in   the   future   via
www.pinksheets.com.

The company anticipates that an announcement will be made after Meridian Holdings, Inc.. files the Form 15 with the SEC.


Anthony C. Dike,
Chairman/CEO
Meridian Holdings, Inc

Telephone: 310-242-5679